Exhibit 99.1

DermTech, Inc. Reports Second Quarter 2020 Financial Results and Provides Corporate Update

LA JOLLA, Calif.--(BUSINESS WIRE)-- Aug 5, 2020 - DermTech, Inc. (NASDAQ: DMTK) (“DermTech” or the “Company”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported business and unaudited financial results for the quarter ended June 30, 2020 and also provided a corporate update.

Second Quarter 2020 Financial Results

•	Billable sample volume of 3,228 was a 12% increase over the 2,875 recorded for the second quarter of 2019 and a 44% sequential decrease compared to the first quarter of 2020.
•	Assay revenue of $0.6 million was a 128% increase from the second quarter of 2019 and a 19% sequential decrease compared to the first quarter of 2020.
•	Contract revenue of $0.2 million was a 41% decrease compared to the second quarter of 2019 and a 74% sequential decrease compared to the first quarter of 2019.
•	Cash and cash equivalents were $61.1 million at the end of the quarter.

“Sales execution for the DermTech Pigmented Lesion Assay (“DermTech PLA”) was going very well prior to the COVID-19 pandemic. Billable sample volumes were significantly reduced in April, but have rebounded nicely in recent months and, in July 2020, they recovered to pre-pandemic levels despite the fact that dermatology offices have not fully reopened and continue to be affected by the resurgence of the virus,” said John Dobak, M.D., chief executive officer of DermTech. “While early detection of melanoma is critical, and delays can have serious and even deadly consequences, the pandemic caused and could continue to cause a disruption in clinician office visits for assessing suspicious moles. In spite of the challenging macroenvironment, I’m pleased that we have made significant progress on building a foundational commercial infrastructure by growing our sales team, building a digital/telemedicine marketing channel, transitioning to a larger commercial laboratory, and progressing our product pipeline.”

Second Quarter 2020 Review and Corporate Update

DermTech is now poised to capture the promising market opportunity in skin cancer, barring any additional significant effects related to the pandemic. We will continue to focus on commercial payer access that will allow us to better monetize our growing billable sample volumes so that our revenues reflect the progress we are making with clinician utilization of the DermTech PLA. We are also looking forward to the introduction of the DermTech PLA plus, our next generation product for enhanced early melanoma detection with better performance, which we believe could catalyze a faster adoption rate. We are pleased with the June and July 2020 recovery and are providing some metrics to better describe recent trends, but note that we do not expect various performance metrics to recover in a linear fashion and are likely to continue to see fluctuations in these metrics as the pandemic’s impact continues and as various cities and offices change COVID-19 related restrictions. These metrics will not necessarily be updated in the future.

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The nadir in billable sample volume occurred in April 2020, with volumes down 80% compared to February 2020, following the broad stay-at-home orders. Our billable sample volumes increased steadily in May and June of 2020 and recovered to pre-pandemic levels in July 2020. Billable sample volume for June and July 2020 increased 3% compared to billable sample volume for January and February 2020, demonstrating a strong rebound even without all dermatology practices returning to full operations. Please note that while we are providing additional information regarding July 2020 volume trends due to the pandemic in this update, we do not intend to continue to provide this type of data going forward.

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When the COVID-19 pandemic started, we delayed sales force hiring but continued sales force recruiting. As states began to reopen, we restarted our hiring efforts and hired a number of seasoned sales representatives from May through July 2020. We have completed approximately 80% of our sales force expansion efforts for the year and expect to have a sales force of 40-50 personnel in place by the end of 2020. We expect to make some additional hires during 2021.

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Our current overall target market includes approximately 13,000 dermatology clinicians.  We sized our sales force to reach our current overall target market and prioritized approximately 5,000 clinicians, or our initial target market, who account for a high concentration of the total annual melanoma diagnoses procedures.  During the first 6 months of 2020, we penetrated approximately 20% of our initial target market and 8% of our current overall target market with approximately 1,100 unique ordering clinicians.

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We had approximately 900 unique ordering clinicians in Q1 2020 and 620 unique ordering clinicians in Q2 2020.  Our average quarterly utilization (or average number of tests ordered) per unique ordering clinician was 6.5 billable samples in Q1 2020 and 5.2 billable samples in Q2 2020.  In June and July of 2020, we have seen an encouraging trend of increased utilization. We had approximately 780 unique ordering clinicians in January and February 2020, providing approximately 3,880 billable samples. For June and July 2020, we had approximately 680 unique ordering clinicians providing approximately 4,000 billable samples. We believe increased utilization may be a result of several factors including better practice efficiency associated with the use of the DermTech PLA, broader visibility of our test as an important solution for early melanoma detection, particularly during the pandemic, and investments made in a successful digital marketing campaign.

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To further illustrate some favorable trends in utilization, clinicians that were high volume users in Q1 2020 are returning to being high volume users as offices reopen. We had an 86% decrease in the number of clinicians ordering 10 or more tests per month in April 2020 compared to February 2020, but in June 2020 we had nearly the same number of clinicians ordering 10 or more tests per month that we had in February 2020.  The June 2020 figure represented a 260% increase over June 2019.

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We have engaged over 50 commercial payors with approximately 250 million covered lives for coverage and reimbursement determination for the DermTech PLA.  This includes national plans, multi-state and individual Blue Cross Blue Shield plans, lab benefit managers and large regional plans. Our engagement has included presenting to these payors our value proposition, peer-reviewed publication library and updates as new studies and programs are available.  The COVID-19 pandemic caused delays in payors reviewing new technology for coverage. Many payors have indicated to us that they have had to suspend current processes and had to devote time and redirect resources to respond to the pandemic. There are certain payors that resumed reviewing new technology during the third quarter of 2020, and we expect more payors to resume reviewing new technology prior to the end of 2020.

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We have also made progress in addressing our alternative care delivery channel to expand access beyond dermatology, which includes integrated primary care networks, employer-based health care delivery, and remote/telemedicine care models. We have so far engaged in discussions with several organizations that have approximately 50,000 to 80,000 covered lives and will continue to devote resources to develop this new channel.

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In April, we launched our DermTech PLA educational webinar series, which will occur periodically each month, and to date is being increasingly attended by practicing clinicians. In addition, our solution has been highlighted in several virtual dermatology educational meetings with over 3,000 attendees as a core solution for managing pigmented lesions remotely.

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This April, we announced that clinicians can choose to supervise remote sample collection by patients for the DermTech PLA. If, during a telemedicine visit, a clinician observes that a pigmented lesion is suspicious of melanoma, the clinician can request that we send the DermTech PLA collection kit to the patient’s home for clinician-guided remote collection. We received a modest proportion of our total billable sample volume collected through our telemedicine option in April when stay-at-home orders were largely in effect throughout the country, but that proportion has since decreased as states have begun to reopen and practices have returned to the processes most familiar to them.  We believe that the availability of this telemedicine option remains critical for clinicians and patients, especially older patients and patients with underlying health conditions more at risk for complications related to COVID-19, as a telemedicine visit is the only way to assess a pigmented lesion for melanoma remotely.  Our telemedicine option eliminates the need for unnecessary office visits as the pandemic continues and various states pause or rollback reopening efforts. We have recently completed a packaging redesign to facilitate the clinician-guided remote sample collection by the patient. Our telemedicine option also enables us to be well-positioned as telemedicine continues to achieve greater acceptance and adoption by clinicians and patients.

Product Development and Pipeline Activities

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We received approval from the New York Department of Health for our DermTech PLA plus, and we expect to launch this second-generation product in the fourth quarter of 2020. The DermTech PLA plus includes the original DermTech PLA gene expression analyses combined with TERT mutation analysis and increases the sensitivity of the test without significantly affecting the specificity.

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We have continued our development of a branded smartphone app that leverages an existing HIPAA compliant platform to streamline the clinician’s review of suspicious lesions and to enable clinician ordering of DermTech PLA collection kits to be sent to patients’ homes for clinician-guided remote collection. The smartphone app enables secure transmission of patient health information. Regulations for such transmission were eased as part of the pandemic emergency orders but we expect that they may be reinstituted in the future. We also expect our branded smartphone app to be complete and available for beta testing for both iOS and Android platforms in the fourth quarter of 2020.
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We completed a proof of concept study for our LuminateTM product and are advancing this product to the validation phase. Our LuminateTM product will assesses ultraviolet (“UV”) related mutational burden in normal appearing skin to assess future skin cancer risk and photodamage/skin aging. This study investigated the mutation number and variant allele frequency of UV-associated driver mutations in genes related to basal cell and squamous cell carcinoma. Zero driver mutations were detected in non-sun exposed skin areas, but there was a high frequency of driver-related mutations in normal appearing skin from patients with a history of skin cancer and sun damage. In general, driver-mutation burden correlates with age and history of sun exposure. We believe this product will provide patients and consumers with an option to objectively measure their UV damage related to sun exposure and to seek treatment options and initiate behavior changes to better manage their skin cancer risk and premature photoaging.

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We have made significant progress on our CarcinomeTM product, which is in the discovery and translation phase of development. During the quarter we performed whole transcriptome sequencing on approximately 500 samples collected in our non-melanoma skin cancer study. This robust sequencing effort across a broad group of lesions suspicious for non-melanoma skin cancer will allow us to identify gene classifiers capable of detecting basal and squamous cell cancer and differentiating them from non-cancerous lesions that are often unnecessarily surgically biopsied. We expect to identify these classifiers in the third quarter of 2020 and then advance this program to the proof-of-concept stage before moving on to clinical validation.

Clinical and Study Activities

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The DermTech PLA was reviewed in the Journal of the American Academy of Dermatology (“JAAD”) by leading dermatologists at the New York University School of Medicine as one of four novel molecular technologies with the potential to address current gaps in melanoma management through improved diagnostic accuracy and prognostication. Since its launch in 2016, the DermTech PLA has been used to assess more than 50,000 lesions and remains the first and only non-invasive gene expression test in dermatology, providing objective genomic data to help guide clinical decisions. The article published in JAAD in April 2020 summarized a review of four molecular technologies that analyze skin cells and inherited genetic variations as adjunct tools for melanoma management, providing a comprehensive, evidence-based foundation for clinicians regarding the management of pigmented lesions difficult to assess. The review examined the fundamental principles behind each test, peer-reviewed literature assessing tool performance, and the utility and limitations of each assay.

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As we have previously mentioned, results from an Institutional Review Board (“IRB”) approved pilot study of seven cases undergoing clinician-guided remote collection were published in the peer-reviewed dermatology journal SKIN in May 2020. In addition, a larger ongoing internal validation effort has enrolled over 250 patients. This small study demonstrated that clinician-guided remote collection is equivalent to in-office clinician collection and that additional samples in an ongoing study further confirm the ability of patients to collect a suitable sample.

•	TRUST study enrollment has exceeded 80%, and we expect to complete enrollment in the third quarter of 2020. The TRUST study is the first of its kind for the Company to provide repeat clinical assessments and genomic testing on pigmented lesions suspicious for melanoma that were initially tested negative with the DermTech PLA. The Company will continue to enroll this study as patients return for in-office visits, though the timeline to complete the data analysis of the study could be delayed due to COVID-19 complications.

Other Activities

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We completed the move of our commercial laboratory into our new space, which allows for greater overall testing capacity and more efficient workflow. We expect our current laboratory to provide sufficient capacity for at least the next few years.

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DermTech was added to the Russell 2000® Index effective June 26, 2020. The Russell 2000 Index measures the performance of the small-cap segment of the U.S. equity market. Russell US Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. Russell US Indexes are part of FTSE Russell, a leading global index provider.

Second Quarter 2020 Financial Results

Assay revenue increased 128% to $0.6 million for the three months ended June 30, 2020, compared to $0.3 million for the same period of 2019. Assay revenue for the three months ended June 30, 2020 increased due to higher billable sample volume and revenue recognition of Medicare samples related to the final local coverage determination effective February 10, 2020, compared to the same period of 2019. Contract revenue decreased 41% to $0.2 million for the three months ended June 30, 2020, compared to $0.3 million for the same period of 2019. Contract revenue can be highly variable as it is dependent on the pharmaceutical customers’ clinical trial progress, which can be difficult to forecast due to variability of patient enrollment, drug safety and efficacy and other factors. Total revenues increased 38% to $0.8 million for the three months ended June 30, 2020, compared to $0.6 million for the same period in 2019.

Gross loss for the three months ended June 30, 2020 was 71%, compared to 12% for the same period of 2019. The increase in gross loss was largely driven by higher fixed costs from facilities, equipment and increased headcount to increase testing capacity. In addition, gross loss was negatively affected by the decrease in the Company’s contract revenue and the negative effects from COVID-19 on the Company’s assay revenue during the three months ended June 30, 2020. Assay gross loss for the three months ended June 30, 2020 was 118%.

Sales and marketing expense increased 233% to $3.4 million for the three months ended June 30, 2020, compared to $1.0 million for the same period of 2019. The increase was primarily attributable to sales force expansion to drive the adoption of the DermTech PLA and additional marketing investment to increase awareness of the DermTech PLA as a non-invasive genomic based diagnostic for melanoma.

Research and development expense increased 67% to $0.9 million for the three months ended June 30, 2020, compared to $0.5 million for the same period of 2019. The increase was primarily attributable to higher compensation costs related to expanding the research and development team as well as increased spend on laboratory supplies.

General and administrative expense increased 166% to $4.5 million for the three months ended June 30, 2020, compared to $1.7 million for the same period of 2019. The increase was primarily due to additional public company costs, including higher legal costs related to filings with the Securities and Exchange

Commission, higher compensation costs from expanding the general and administrative team, higher insurance costs, and a $1.0 million litigation settlement charge.

Net loss for the three months ended June 30, 2020 was $9.4 million, which included $1.1 million of non-cash stock-based compensation, compared to a net loss of $3.7 million for the same period of 2019, which included $0.3 million of non-cash stock-based compensation.

Cash and cash equivalents totaled $61.1 million as of June 30, 2020.

Update on COVID-19 Impact

During the second quarter of 2020, we continued our broad COVID-19 response to drive education and usage despite reduced patient office visits and in-person sales calls. We are now seeing dermatology offices reopen, although this is highly dependent upon COVID-19 infection rates within various geographic areas. A large portion of our revenue is attributable to sales in states such as Arizona, California, Florida, New York and Texas, and we will be closely monitoring developments there. We expect that reopened dermatology practices may focus initially on essential and time-sensitive dermatology care needs, such as skin cancer assessment, though it is not clear how this will impact our sample volumes.

Our lab remains fully operational and is receiving and analyzing samples as they are collected. In response to the closure of dermatology offices, our sales team has been conducting virtual sales calls and providing client education. We have also introduced a telemedicine option for remote, clinician-guided sample collection by the patient for the DermTech PLA test, which may be important should additional stay-at-home orders or other restrictions occur.

While we cannot predict which states will remain open or will reopen, as noted above, we did see some encouraging data over the last quarter which underscores clinician acceptance of the DermTech PLA and gives us confidence that, in a normalized environment and barring COVID-19 interruptions, we would expect to see strong growth trends.

We have not furloughed or terminated any employees as a result of the COVID-19 related slowdown, nor have we received any federal Paycheck Protection Program (“PPP”) loans. Additional increases in headcount and spending associated with higher sample volumes and improving internal capabilities were delayed, but those efforts have resumed as we have started to recover from the pandemic.  We expect to continue our originally planned expenditures for research and development and for infrastructure enhancements, including capital equipment.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform the practice of dermatology through more accurate diagnosis and treatment, and the elimination of unnecessary surgery, leading to improved patient care and lower costs. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the nature and duration of the effects of the COVID‑19 pandemic (including with respect to offices closing and reopening) and the effectiveness of DermTech’s response thereto; changes in patient behavior and market conditions; patient and clinician adoption of telemedicine and the effectiveness of the DermTech PLA administered via telemedicine; DermTech’s sales force expansion plans; the performance, patient benefits, cost-effectiveness and commercialization of DermTech’s products and the market opportunity therefor; and the rate of development of DermTech’s product pipeline. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Quarterly Report on Form 10‑Q filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$61,102	$15,374
Accounts receivable	722	680
Inventory	83	35
Prepaid expenses and other current assets	547	1,061
Total current assets	62,454	17,150
Property and equipment, net	2,069	977
Other assets	167	84
Total assets	$64,690	$18,211
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$813	$1,609
Accrued compensation	1,264	1,142
Accrued liabilities	1,305	218
Deferred revenue	1,017	1,390
Deferred underwriting fees	1,363	1,363
Total current and total liabilities	5,762	5,722
Commitments and contingencies:
Series A convertible preferred stock, $0.0001 par value per share; 1,250 Series A shares authorized as of June 30, 2020 and December 31, 2019; 1,231 shares issued and outstanding at June 30, 2020 and December 31, 2019; $8.1 million and $7.6 million liquidation preference at June 30, 2020 and December 31, 2019	—	—
Series B-2 convertible preferred stock, $0.0001 par value per share; 525 and zero Series B-2 shares authorized as of June 30, 2020 and December 31, 2019; 524 and zero shares issued and outstanding at June 30, 2020 and December 31, 2019; $6.9 million and zero liquidation preference at June 30, 2020 and December 31, 2019	—	—
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of June 30, 2020 and December 31, 2019; 18,229,364 and 12,344,818 shares issued and outstanding at June 30, 2020 and December 31, 2019	2	1
Additional paid-in capital	166,455	103,599
Accumulated deficit	(107,529)	(91,111)
Total stockholders’ equity	58,928	12,489
Total liabilities, convertible preferred stock and stockholders’ equity	$64,690	$18,211

DERMTECH, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Assay revenue	$648	$285	$1,445	$520
Contract revenue	196	329	956	690
Total revenues	844	614	2,401	1,210
Cost of revenues	1,445	686	2,648	1,320
Gross profit/(loss)	(601)	(72)	(247)	(110)
Operating expenses:
Sales and marketing	3,433	1,032	6,377	1,896
Research and development	864	518	1,761	1,090
General and administrative	4,529	1,706	8,043	3,235
Total operating expenses	8,826	3,256	16,181	6,221
Loss from operations	(9,427)	(3,328)	(16,428)	(6,331)
Other expense:
Interest income/(expense)	10	(324)	10	(2,292)
Other expense	—	(40)	—	(224)
Total other income/(expense)	10	(364)	10	(2,516)
Net loss and comprehensive loss	$(9,417)	$(3,692)	$(16,418)	$(8,847)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	16,149,496	4,419,781	14,625,069	4,415,553
Net loss per common share outstanding, basic and diluted	$(0.58)	$(0.84)	$(1.12)	$(2.00)